Exhibit 12.1

                               TRENWICK GROUP LTD.
                COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

                 (Amounts in thousands of United States dollars)

                                               2001 Year        2000 Year        1999 Period        1999 Year         998 Year
                                              -----------       ---------        -----------        ---------         --------
Earnings available for fixed charges
 and preferred share dividends
  Net (loss) income before minority
interest and income taxes                     $(212,202)         $  4,215          $(19,831)         $ (5,679)         $65,232
  Interest expense and dividends on
preferred stock of subsidiaries                  39,142            11,775               346             1,714            1,881
                                              ---------          --------          --------          --------          -------

  Total earnings available for fixed
charges and preferred dividends               $(173,060)         $ 15,990          $(19,485)         $ (3,965)         $67,113
                                              =========          ========          ========          ========          =======

Fixed charges and preferred
  share dividends
  Interest expense  and dividends on
preferred stock of subsidiaries               $  39,142          $ 11,775          $    346          $  1,714          $ 1,881
                                              ---------          --------          --------          --------          -------
Total fixed charges                           $  39,142          $ 11,775          $    346          $  1,714          $ 1,881
                                              ---------          --------          --------          --------          -------

Preferred share dividends                            --             4,923             1,641             6,563            6,563
                                              ---------          --------          --------          --------          -------
  Combined fixed charges and
preferred share dividends                     $  39,142          $ 16,698          $  1,987          $  8,277          $ 8,444
                                              =========          ========          ========          ========          =======

Ratio of earnings to combined fixed
charges and preferred share dividends             (4.42)              .96             (9.81)            (0.48)             7.9
                                              =========          ========          ========          ========          =======

Deficiency                                    $(212,202)         $   (708)         $(21,832)         $(12,242)
                                              =========          ========          ========          ========
